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                            AMENDMENT TO RIGHTS AGREEMENT

    This Amendment to Rights Agreement, dated as of March 17, 1997 (this "Supplement"), is by and between Heritage Media Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent"), and amends that certain Rights Agreement, dated August 15, 1994 (the "Rights Agent").

                                 W I T N E S S E T H:

    WHEREAS, the Board of Directors of the Company desires to enter into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, The News Corporation Limited ("News Corp.") and HMC Acquisition Corporation, a wholly owned subsidiary of News Corp. (the "Acquisition Subsidiary"), pursuant to the Company will merge (the "Merger") with and into the Acquisition Subsidiary, and each of the outstanding shares of the Company's common stock will be converted into the right to receive American Depositary Shares of News. Corp.; and

    WHEREAS, in order to consummate the Merger, the Board of Directors desires to amend the Rights Agreement so that neither News Corp. nor the Acquisition Subsidiary will become an "Acquiring Person" as a result of the Merger and, therefore, the rights will not become exercisable; and

    WHEREAS, this Amendment is a condition to News Corp.'s and the Acquisition Subsidiary's execution and delivery of the Merger Agreement;

    NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  The Rights Agreement is hereby amended in the following respects:

         Section 1(a) is hereby amended by adding the following sentence to the end of the definition of "Acquiring Person":

         "Notwithstanding the foregoing, neither The News Corporation Limited nor HMC Acquisition Corp. shall be Acquiring Persons as a result of the execution of the Agreement and Plan of Merger dated March 16, 1997 by and among the Company and such corporation or the consummation of the transactions contemplated thereby."

         Section 25 is hereby amended by adding the following sentence to the end of such section:


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         Notwithstanding the foregoing, the notice of the merger
         contemplated by the Agreement and Plan of Merger dated March 16, 1997 by and among the Company, The News Corporation Limited and HMC Acquisition Corp. may be delivered to the stockholders of the Company by the delivery of the notice of special meeting and related proxy statement for the special meeting of stockholders in which the proposed merger will be submitted to the Company's stockholders for approval.

    A new Section 35 is hereby added:

         This Agreement and the Rights established hereby will terminate in all respects upon the consummation of the merger contemplated by the Agreement and Plan of Merger dated March 16, 1997 by and among the Company, The News Corporation Limited and HMC Acquisition Corp.

2. By the execution of this Amendment, the Company hereby gives notice to the Rights Agent of the Merger as required under Section 25 of the Rights Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be affixed and attested, all as of the day and year first above written.


                             HERITAGE MEDIA CORPORATION


                             By: /s/ David N. Walthall
                                -------------------------------------------
                                  David N. Walthall
                                  President


Attest:

By:  /s/ James P. Lehr
   --------------------------------
    James P. Lehr
    Senior Vice President and
    Assistant Secretary


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                                  THE BANK OF NEW YORK,
                                       as Rights Agent


                                  By: /s/ Kevin Brennan
                                     -----------------------------
                                       Name:     Kevin Brennan
                                       Title:    Vice President


Attest:

By: /s/ Steven Myers
   ------------------------------
     Name:    Steven Myers
     Title:   Assistant Treasurer



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